                                     [LOGO]

                                                                    June 9, 1999

To Our Shareholders:

    I am pleased to inform you that on June 4, 1999, Metra Biosystems entered into an Agreement and Plan of Merger with Quidel Corporation and MBS Acquisition Corporation, a wholly-owned subsidiary of Quidel. Under the Agreement, Quidel has commenced a cash tender offer to purchase all of the outstanding shares of Metra's Common Stock for $1.78 per share (including the associated Preferred Shares Purchase Rights), without interest. The offer will be followed by a Merger in which any remaining shares of Metra's Common Stock will be converted into the right to receive $1.78 per share in cash, without interest.

    YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED (EXCEPT FOR DR. POLAN WHO IS ALSO A DIRECTOR OF QUIDEL AND, ACCORDINGLY, DID NOT VOTE) THE OFFER, THE MERGER, THE STOCK OPTION AGREEMENT, THE INDEMNIFICATION AGREEMENT AND THE MERGER AGREEMENT AS DESCRIBED IN THE SCHEDULE 14D-9 ATTACHED HERETO AND DETERMINED THAT THE OFFER, THE MERGER, THE STOCK OPTION AGREEMENT AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

    In arriving at its recommendation, the Board of Directors gave consideration to a number of factors, which are described in the attached Schedule 14D-9 that has been filed today with the Securities and Exchange Commission. These factors include, among other things, the opinion of EGS Securities Corp., the Company's financial advisor, that the consideration to be received by the shareholders of the Company in the Offer and Merger pursuant to the Agreement is fair from a financial point of view to the shareholders of the Company (other than Quidel and its affiliates).

    In addition to the attached Schedule 14D-9 relating to the Offer, also enclosed is the Offer to Purchase, dated June 9, 1999, of Quidel, together with related materials to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger and provide instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Sincerely,

                                          /s/ George W. Dunbar, Jr.

                                          George W. Dunbar, Jr.

                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER